CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Reports First Quarter 2025 Earnings

Camden National Reaches $7.0 Billion in Total Assets as it Successfully Completes
the Acquisition of Northway Financial, Inc. in the First Quarter

CAMDEN, Maine, May 6, 2025/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”) reported earnings for the quarter ended March 31, 2025 of $7.3 million and diluted earnings per share ("EPS") of $0.43. Reported earnings include the effects of the acquisition of Northway Financial, Inc. (“Northway”) and its subsidiary, Northway Bank, that was completed on January 2, 2025, in an all-stock transaction through the issuance of 2.3 million shares of Camden National common stock. On a non-GAAP basis, adjusted net income increased 6% and adjusted diluted EPS decreased 8% for the quarter ended March 31, 2025, compared to the fourth quarter of 2024. Our reported non-GAAP adjusted financial results exclude the financial impact of certain non-recurring transactions associated with the acquisition of Northway.

“I am very pleased with our first quarter financial results, which demonstrate our franchise’s continued strength,” said Simon Griffiths, President and Chief Executive Officer of Camden National. “We reported adjusted net income of $16.0 million for the quarter as our net interest margin expanded to 3.04%, including the impact of purchase accounting. More importantly, our core net interest margin expanded 11 basis points to 2.68% for the quarter. Combining our core net interest margin momentum with the benefit of cost savings to come from the acquisition, we believe we are positioned well for solid earnings growth moving forward.”

With the integration of Northway completed in mid-March 2025, the Company is on track to achieve its previously reported annual cost savings goal and meet its merger costs target. The Company expects these cost savings to begin to materialize in the second quarter of 2025 and for merger costs to continue over the coming quarters.

Asset quality of the combined organization was strong at March 31, 2025, reflecting the ongoing credit quality of Camden National and the acquired Northway loan portfolio.

Griffiths added, “In the first quarter, we proudly joined forces with our neighbors at Northway Bank, welcoming over 100 new team members to Camden National. In mid-March, we successfully completed our systems and branch integration, bringing more than 28,000 new customers into our network. Expanding our footprint across Maine and New Hampshire allows us to better serve our customers by leveraging the power of our technology investments and resources with the personalized service and local decision-making our customers value.”

FIRST QUARTER 2025 HIGHLIGHTS

•Successfully completed the acquisition of Northway on January 2, 2025, and the full customer integration of Northway Bank systems and branches in mid-March 2025.

•Fully deployed our new online account opening platform, streamlining the deposit account opening process and supporting expansion into new markets.

•GAAP return on average assets was 0.43% and GAAP return on average equity was 4.75% for the first quarter of 2025. On a non-GAAP basis, our adjusted return on average assets was 0.94% and our adjusted return on average tangible equity was 16.40% for the same period.

•Net interest margin for the first quarter of 2025 reached 3.04%, compared to 2.57% for the fourth quarter of 2024. On a non-GAAP basis, our core net interest margin was 2.68% for the first quarter of 2025, compared to 2.57% for the fourth quarter of 2024.

•Asset quality continues to be very strong, highlighted by loans 30-89 days past due of 0.07% of total loans and non-performing loans of 0.15% of total loans at March 31, 2025.

•Regulatory capital ratios continue to be well in excess of required levels. As of March 31, 2025, the common equity ratio was 9.19% and, on a non-GAAP basis, tangible common equity ratio was 6.49%, compared to 9.15% and 7.64%, respectively, at December 31, 2024. The decrease in capital between periods was driven by the acquisition of Northway during the first quarter of 2025.

NORTHWAY ACQUISITION

The Company acquired Northway and its subsidiary, Northway Bank, by merger on January 2, 2025 (“Acquisition Date”), in an all-stock transaction valued at $96.5 million through the issuance of 2.3 million shares of its common stock. The Company recorded the acquired assets and liabilities at their estimated provisional fair value, with limited exceptions, as of the Acquisition Date in accordance with GAAP. The merger with Northway provides the Company with an expanded branch network throughout New Hampshire, additional scale through the acquisition of assets, a strong, low-cost core deposit franchise, and the ability to create revenue and cost synergies.

As of the Acquisition Date, after provisional purchase accounting adjustments, the Northway merger resulted in an increase in the Company’s assets of $1.2 billion, including $775.7 million in loans and $230.0 million in investments, and an increase in liabilities, including deposits of $971.6 million, which includes $799.1 million in non-maturity deposits, and an increase in borrowings of $127.6 million. Additionally, core deposit intangible (“CDI”) assets provisionally estimated at $48.1 million, or 5.9% of core deposits, were created as of the Acquisition Date. In total, $59.1 million of goodwill was generated, subject to the Company finalizing its purchase accounting for the acquisition over the coming quarters.

The Company designated $103.0 million, or 12%, of the acquired loans as purchase credit deteriorated (“PCD”), and the remaining loans were designated as non-PCD as of the Acquisition Date. The Company established loan loss reserves on the PCD loans within the allowance for credit losses (“ACL”) on loans totaling $3.1 million, and a $6.3 million provision for credit losses was recognized as loan loss reserves on the non-PCD loans within the ACL on loans as of the Acquisition Date.

The Company is on track to achieve its previously reported annual cost savings goal of 35% of Northway’s operating expenses, of which 75% is to be realized during 2025.

During the first quarter of 2025, the Company incurred pre-tax acquisition-related costs of $7.5 million. Through March 31, 2025, the Company, including the costs Northway had incurred prior to the merger, has incurred pre-

tax acquisition-related costs totaling $10.8 million and is on track to achieve its previously reported merger costs target of $13.5 million.

The Company's financial results for any period ended prior to January 2, 2025, reflect Camden National’s results on a standalone basis. As a result, the Company's financial results for the first quarter of 2025 may not be directly comparable to prior reported periods.

FINANCIAL CONDITION

As of March 31, 2025, total assets were $7.0 billion, an increase of $1.2 billion since December 31, 2024, primarily due to the assets acquired in the Northway merger.

Investments totaled $1.4 billion on March 31, 2025, an increase of 21% since December 31, 2024, primarily due to the $227.4 million of securities acquired in the Northway merger. Shortly after the Acquisition Date, the Company sold certain low-yield, longer duration available-for-sale (“AFS”) investment securities acquired from Northway. These investment securities were sold at their fair value of $56.0 million, and, as such, the sale did not result in any gain or loss. The Company used the cash proceeds from the sale and additional cash on hand to purchase $76.7 million of securities at current market rates to enhance future earnings and manage the duration risk within its investment portfolio. As of March 31, 2025 and December 31, 2024, the duration of the Company's total investment portfolio was 5.3 years and 5.2 years, respectively.

Loans totaled $4.9 billion on March 31, 2025, an increase of $769.8 million, or 19%, since December 31, 2024, primarily due to the acquisition of Northway. At March 31, 2025, our committed loan pipeline totaled $106.4 million, an increase of 53% over December 31, 2024. We continue to sell the majority of our residential mortgage production. For the first quarter of 2025, we sold 58% of our residential mortgage production.

Asset quality continues to be a strength of the Company’s financial position. On March 31, 2025, loans 30-89 days past due were 0.07% of total loans and annualized net charge-offs for the first quarter of 2025 were 0.08% of average loans. The Company’s ACL on loans was 0.96% as of March 31, 2025, compared to 0.87% as of December 31, 2024. The increase of 9 basis points resulted from the loans acquired from Northway and the change in our macroeconomic outlook. On March 31, 2025, the ACL on loans was 6.4 times total non-performing loans, compared to 5.5 times as of December 31, 2024.

Deposits totaled $5.6 billion on March 31, 2025, an increase of $964.3 million, or 21%, primarily due to the Northway acquisition. Organic deposit balances decreased $7.4 million during the first quarter of 2025, which included the expected drawdown from one large customer relationship of $61.8 million. As of March 31, 2025, our loan-to-deposit ratio was 87%, compared to 89% at December 31, 2024.

Borrowings were $628.7 million as of March 31, 2025, an increase of $83.8 million, or 15%, driven by repurchase agreements and subordinated debentures acquired in the Northway merger. Shortly after the Acquisition Date, the Company pre-paid all of Northway’s Federal Home Loan Bank borrowings totaling $45.0 million to optimize its earnings and the balance sheet.

As of March 31, 2025, the Company's common equity Tier 1 risk-based capital ratio was 10.78%, Tier 1 risk-based capital ratio was 12.09%, total risk-based capital ratio was 13.13% and Tier 1 leverage ratio was 8.58%. Each of these regulatory capital ratios continue to be well in excess of regulatory capital requirements.

The Company announced a cash dividend of $0.42 per share, representing an annualized dividend yield of 4.15%, based on the Company's closing share price of $40.47 as reported by NASDAQ on March 31, 2025. The dividend will be payable on April 30, 2025, to shareholders of record on April 15, 2025.

FINANCIAL OPERATING RESULTS (Q1 2025 vs. Q4 2024)

Net income for the first quarter of 2025 was $7.3 million, a decrease of $7.3 million, or 50%, compared to the fourth quarter of 2024. The decrease between periods was driven by an increase in expenses associated with the acquisition of Northway, including (1) acquisition-related costs of $5.8 million, after tax, and (2) the recognition of $5.0 million, after tax, of provision expense to record the ACL on loans for acquired non-PCD loans. Partially offsetting these costs was a one-time decrease in income tax expense of $2.4 million upon revaluation of our deferred tax assets as our presence in New Hampshire grew due to the acquisition of Northway. Excluding the items noted above, on a non-GAAP basis, the Company reported adjusted net income for the first quarter of 2025 of $16.0 million, an increase of $961,000, or 6%, over the fourth quarter of 2024.

Net interest income for the first quarter of 2025 was $48.9 million, an increase of $13.4 million, or 38%, compared to the fourth quarter of 2024. The increase between periods was driven by net interest margin expansion of 47 basis points between periods to 3.04% for the first quarter of 2025, and an increase in average earning assets of $965.8 million, or 18%, primarily driven by the acquisition of Northway. The increase in net interest margin was driven by continued expansion of our core net interest margin between periods, which increased 11 basis points between periods to 2.68% for the first quarter, and by net fair value mark accretion on acquired interest-earning assets and liabilities, which totaled $5.0 million before taxes, contributing 36 basis points to our reported net interest margin for the first quarter of 2025.

Provision expense of $9.4 million was recorded for the first quarter of 2025, consisting of provision for loan losses of $8.9 million and provision for unfunded commitments of $556,000. The increase for the provision for loan losses was driven by the $6.3 million provision for non-PCD loans acquired and the change in our macroeconomic forecast between periods.

Non-interest income for the first quarter of 2025 was $11.2 million, a decrease of $970,000, or 8%, compared to the fourth quarter of 2024. The benefit to non-interest income from the acquisition of Northway and higher brokerage income of $256,000 was offset by the timing and volatility of certain revenue streams, including: (1) a decrease in mortgage banking income of $425,000 between periods primarily driven by the negative change in fair value on loans held for sale and residential mortgage loan pipelines, (2) timing of recognition of our annual debit card bonus of $407,000 in the fourth quarter of 2024, and (3) lower derivative income on back-to-back loan swaps and other investment income between periods of $663,000.

Non-interest expense for the first quarter of 2025 was $44.5 million, an increase of $16.1 million, or 57%, compared to the fourth quarter of 2024. The increase in non-interest expense between periods reflects the acquisition of Northway and operating two franchises for the entirety of the quarter. The Company anticipates cost savings to increase beginning in the second quarter of 2025, resulting from the completion of the Northway integration in mid-March 2025. Additionally, the Company had higher costs between periods due to an increase in acquisition-related costs of $7.1 million and an increase in amortization of CDI assets of $1.3 million as the Company recorded a CDI asset of $48.1 million with the acquisition of Northway.

The company recorded a benefit of income taxes for the quarter of $1.2 million in the first quarter, a decrease of $4.9 million in income tax expense from the fourth quarter of 2025. The Company’s estimated normalized effective tax rate is 20.6%. However, upon the acquisition of Northway, the Company’s estimated deferred tax rate increased, resulting in a one-time revaluation of its deferred tax assets that resulted in a tax benefit in the first quarter of 2025 of $2.4 million.

2025 ANNUAL MEETING OF SHAREHOLDERS

Camden National has scheduled its annual meeting of shareholders (“Annual Meeting”) for Tuesday, May 20, 2025, at 9:00 a.m., Eastern Daylight Time. The Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/CAC2025 and in person at Camden National’s Hanley Center, Fox Ridge

Office Park, 245 Commercial Street, Rockport, Maine 04856. We encourage all shareholders as of the March 26, 2025 record date to attend the Annual Meeting.

Q1 2025 CONFERENCE CALL

Camden National Corporation will host a conference call and webcast at 2:00 p.m., Eastern Time, Tuesday, May 6, 2025 to discuss its first quarter 2025 financial results and outlook. Participants should dial into the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (Domestic): (833) 470-1428
Live dial-in (All other locations): (929) 526-1599
Participant access code: 893714
Live webcast: https://events.q4inc.com/attendee/128697402

A link to the live webcast will be available on Camden National's website under "About — Investor Relations" at CamdenNational.bank before the meeting, and a replay of the webcast will be available on Camden National’s website following the conference call. The conference call transcript will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with $7.0 billion in assets. Founded in 1875, Camden National Bank has 73 branches in Maine and New Hampshire, is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Additional information is available at CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections, and other statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; inflation; ongoing competition in labor markets and employee turnover; deterioration in the value of Camden National's investment securities; changes in consumer spending and savings habits; changes in the interest rate environment; changes in general economic conditions, including as a result of tariffs and retaliatory tariffs; operational risks including, but not limited to, cybersecurity, fraud, pandemics and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions which could affect Camden National's ability to attract and retain depositors, and could affect the ability of financial services providers, including the Company, to borrow or raise capital; actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions; changes to regulatory capital requirements; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements regarding the potential effects of notable and global current events on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the Company's control. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures such as: adjusted net income; adjusted diluted earnings per share; adjusted return on average assets; adjusted return on average equity; pre-tax, pre-provision income; adjusted pre-tax, pre-provision income; return on average tangible equity and adjusted return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits and core net interest margin. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measures help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliations to the comparable GAAP financial measures can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period and is presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended
(In thousands, except number of shares and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Financial Condition Data
Loans	$4,885,086	$4,115,259	$4,121,040
Total assets	6,964,785	5,805,138	5,794,785
Deposits	5,597,478	4,633,167	4,551,524
Shareholders' equity	640,054	531,231	501,577
Operating Data and Per Share Data
Net income	$7,326	$14,666	$13,272
Adjusted net income (non-GAAP)(1)	16,047	15,086	12,553
Pre-tax, pre-provision income (non-GAAP)(1)	15,603	19,211	14,233
Adjusted pre-tax, pre-provision income (non-GAAP)(1)	23,128	19,643	14,233
Diluted EPS	0.43	1.00	0.91
Adjusted diluted EPS (non-GAAP)(1)	0.95	1.03	0.86
Profitability Ratios
Return on average assets	0.43%	1.01%	0.93%
Adjusted return on average assets (non-GAAP)(1)	0.94%	1.04%	0.88%
Return on average equity	4.75%	10.99%	10.77%
Adjusted return on average equity (non-GAAP)(1)	10.40%	11.30%	10.19%
Return on average tangible equity (non-GAAP)(1)	8.09%	13.50%	13.46%
Adjusted return on average tangible equity (non-GAAP)(1)	16.40%	13.88%	12.74%
GAAP efficiency ratio	74.02%	59.62%	65.78%
Efficiency ratio (non-GAAP)(1)	58.72%	58.22%	65.21%
Net interest margin (fully-taxable equivalent)	3.04%	2.57%	2.30%
Core net interest margin (fully-taxable equivalent) (non-GAAP)(1)	2.68%	2.57%	2.30%
Asset Quality Ratios
ACL on loans to total loans	0.96%	0.87%	0.86%
Non-performing loans to total loans	0.15%	0.12%	0.14%
Loans 30-89 days past due to total loans	0.07%	0.05%	0.05%
Annualized net charge-offs to average loans	0.08%	0.04%	0.02%
Capital Ratios
Common equity ratio	9.19%	9.15%	8.66%
Tangible common equity ratio (non-GAAP)(1)	6.49%	7.64%	7.12%
Tier 1 leverage capital ratio	8.58%	9.90%	9.59%
Total risk-based capital ratio	13.13%	15.11%	14.52%
(1) This is a non-GAAP measure, please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited).”

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024	% Change Mar 2025 vs. Dec 2024	% Change Mar 2025 vs. Mar 2024
ASSETS
Cash, cash equivalents and restricted cash	$219,414	$214,963	$176,719	2%	24%
Investments:
Trading securities	4,860	5,243	4,847	(7)%	—%
Available-for-sale securities, at fair value	836,130	593,749	601,576	41%	39%
Held-to-maturity securities, at amortized cost	516,682	517,778	540,349	—%	(4)%
Other investments	26,284	22,514	16,392	17%	60%
Total investments	1,383,956	1,139,284	1,163,164	21%	19%
Loans held for sale, at fair value	11,059	11,049	9,524	—%	16%
Loans:
Commercial real estate	2,067,098	1,711,964	1,702,952	21%	21%
Commercial	487,409	382,785	397,395	27%	23%
Residential real estate	2,028,062	1,752,249	1,762,482	16%	15%
Consumer and home equity	302,517	268,261	258,211	13%	17%
Total loans	4,885,086	4,115,259	4,121,040	19%	19%
Less: allowance for credit losses on loans	(46,723)	(35,728)	(35,613)	31%	31%
Net loans	4,838,363	4,079,531	4,085,427	19%	18%
Goodwill and core deposit intangible assets	200,770	95,112	95,529	111%	110%
Other assets	311,223	265,199	264,422	17%	18%
Total assets	$6,964,785	$5,805,138	$5,794,785	20%	20%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,132,648	$925,571	$929,314	22%	22%
Interest checking	1,714,944	1,483,589	1,503,045	16%	14%
Savings and money market	1,828,332	1,511,589	1,379,437	21%	33%
Certificates of deposit	703,873	532,424	585,786	32%	20%
Brokered deposits	217,681	179,994	153,942	21%	41%
Total deposits	5,597,478	4,633,167	4,551,524	21%	23%
Short-term borrowings	567,436	500,621	601,499	13%	(6)%
Junior subordinated debentures	61,290	44,331	44,331	38%	38%
Accrued interest and other liabilities	98,527	95,788	95,854	3%	3%
Total liabilities	6,324,731	5,273,907	5,293,208	20%	19%
Commitments and Contingencies
Shareholders’ Equity
Common stock, no par value	213,589	116,425	116,449	83%	83%
Retained earnings	508,720	509,452	488,143	—%	4%
Accumulated other comprehensive loss:
Net unrealized loss on debt securities, net of tax	(89,613)	(104,015)	(111,357)	(14)%	(20)%
Net unrealized gain on cash flow hedging derivative instruments, net of tax	6,953	8,958	8,587	(22)%	(19)%
Net unrecognized loss on postretirement plans, net of tax	405	411	(245)	(1)%	(265)%
Total accumulated other comprehensive loss	(82,255)	(94,646)	(103,015)	(13)%	(20)%
Total shareholders’ equity	640,054	531,231	501,577	20%	28%
Total liabilities and shareholders’ equity	$6,964,785	$5,805,138	$5,794,785	20%	20%

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended
(In thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024	% Change Mar 2025 vs. Dec 2024	% Change Mar 2025 vs. Mar 2024
Interest Income
Interest and fees on loans	$66,549	$54,035	$51,709	23%	29%
Taxable interest on investments	9,772	6,925	7,027	41%	39%
Nontaxable interest on investments	468	461	465	2%	1%
Dividend income	520	408	312	27%	67%
Other interest income	1,086	1,662	670	(35)%	62%
Total interest income	78,395	63,491	60,183	23%	30%
Interest Expense
Interest on deposits	24,621	23,408	23,178	5%	6%
Interest on borrowings	4,018	4,134	5,198	(3)%	(23)%
Interest on junior subordinated debentures	898	540	534	66%	68%
Total interest expense	29,537	28,082	28,910	5%	2%
Net interest income	48,858	35,409	31,273	38%	56%
Provision (credit) for credit losses	9,429	809	(2,102)	N.M.	N.M.
Net interest income after provision (credit) for credit losses	39,429	34,600	33,375	14%	18%
Non-Interest Income
Debit card income	3,233	3,553	2,866	(9)%	13%
Service charges on deposit accounts	2,318	2,136	2,027	9%	14%
Income from fiduciary services	1,838	1,834	1,749	—%	5%
Brokerage and insurance commissions	1,697	1,441	1,239	18%	37%
Bank-owned life insurance	660	720	683	(8)%	(3)%
Mortgage banking income, net	508	933	808	(46)%	(37)%
Other income	942	1,549	950	(39)%	(1)%
Total non-interest income	11,196	12,166	10,322	(8)%	8%
Non-Interest Expense
Salaries and employee benefits	20,243	15,973	15,954	27%	27%
Merger and acquisition costs	7,525	432	—	N.M.	N.M.
Furniture, equipment and data processing	4,731	3,660	3,629	29%	30%
Net occupancy costs	3,033	1,971	2,070	54%	47%
Debit card expense	1,690	1,344	1,264	26%	34%
Consulting and professional fees	1,498	786	860	91%	74%
Amortization of core deposit intangible assets	1,473	139	139	N.M.	N.M.
Regulatory assessments	986	804	857	23%	15%
Other real estate owned and collection costs, net	90	50	10	80%	N.M.
Other expenses	3,182	3,205	2,579	(1)%	23%
Total non-interest expense	44,451	28,364	27,362	57%	62%
Income before income tax (benefit) expense	6,174	18,402	16,335	(66)%	(62)%
Income Tax (Benefit) Expense	(1,152)	3,736	3,063	(131)%	(138)%
Net Income	$7,326	$14,666	$13,272	(50)%	(45)%
Per Share Data
Basic earnings per share	$0.43	$1.01	$0.91	(57)%	(53)%
Diluted earnings per share	$0.43	$1.00	$0.91	(57)%	(53)%
N.M. = Not meaningful

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$84,211	$130,405	$44,487	4.44%	4.49%	4.34%
Investments - taxable	1,375,818	1,150,351	1,187,699	3.04%	2.61%	2.53%
Investments - nontaxable(1)	62,485	61,929	62,385	3.79%	3.77%	3.78%
Loans(2):
Commercial real estate	2,065,534	1,707,914	1,682,599	5.69%	5.36%	4.94%
Commercial(1)	409,037	359,954	390,019	6.37%	6.29%	6.05%
Municipal(1)	90,554	15,237	14,653	6.17%	5.30%	4.40%
Residential real estate	2,034,024	1,766,143	1,773,077	4.71%	4.45%	4.41%
Consumer and home equity	303,147	267,065	257,305	7.39%	7.52%	7.89%
Total loans	4,902,296	4,116,313	4,117,653	5.45%	5.19%	5.00%
Total interest-earning assets	6,424,810	5,458,998	5,412,224	4.91%	4.61%	4.44%
Other assets	477,556	315,181	305,756
Total assets	$6,902,366	$5,774,179	$5,717,980

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,107,398	$948,015	$933,321	—%	—%	—%
Interest checking	1,703,056	1,449,281	1,490,185	1.85%	2.29%	2.53%
Savings	894,803	726,179	599,791	0.98%	1.06%	0.20%
Money market	918,637	779,893	764,585	2.63%	3.09%	3.29%
Certificates of deposit	706,851	537,922	582,806	3.72%	3.67%	3.77%
Total deposits	5,330,745	4,441,290	4,370,688	1.70%	1.91%	1.97%
Borrowings:
Brokered deposits	196,510	170,638	133,385	4.62%	4.93%	5.31%
Customer repurchase agreements	236,437	182,017	182,487	1.29%	1.58%	1.60%
Junior subordinated debentures	61,282	44,331	44,331	5.94%	4.84%	4.85%
Other borrowings	348,402	325,000	401,683	3.80%	4.17%	4.40%
Total borrowings	842,631	721,986	761,886	3.44%	3.74%	3.96%
Total funding liabilities	6,173,376	5,163,276	5,132,574	1.94%	2.16%	2.27%
Other liabilities	103,201	80,144	89,893
Shareholders' equity	625,789	530,759	495,513
Total liabilities & shareholders' equity	$6,902,366	$5,774,179	$5,717,980
Net interest rate spread (fully-taxable equivalent)				2.97%	2.45%	2.17%
Net interest margin (fully-taxable equivalent)				3.04%	2.57%	2.30%
Core net interest margin (fully-taxable equivalent)(3)				2.68%	2.57%	2.30%
(1) Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2) Non-accrual loans and loans held for sale are included in total average loans.
(3) This is a non-GAAP measure. Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited).”

Loan And Deposit Organic Growth Data
(Unaudited)

	(A)	(B)	(C)	(D) = (A) - (B) - (C)
(In thousands)	March 31, 2025	December 31, 2024	Northway Acquisition Purchase Accounting(1)	Three Months Ended March 31, 2025 Organic Growth
Loans:
Commercial real estate	$2,067,098	$1,711,964	$360,272	$(5,138)	—%
Commercial	487,409	382,785	106,487	(1,863)	—%
Residential real estate	2,028,062	1,752,249	273,349	2,464	—%
Consumer and home equity	302,517	268,261	35,555	(1,299)	—%
Total loans	$4,885,086	$4,115,259	$775,663	$(5,836)	—%
Deposits:
Non-interest checking	$1,132,648	$925,571	$197,320	$9,757	1%
Interest checking	1,714,944	1,483,589	315,891	(84,536)	(6)%
Savings and money market	1,828,332	1,511,589	285,889	30,854	2%
Certificates of deposit	703,873	532,424	172,573	(1,124)	—%
Brokered deposits	217,681	179,994	—	37,687	21%
Total deposits	$5,597,478	$4,633,167	$971,673	$(7,362)	—%
(1) Represents fair value marks recorded on loans and deposits as of the Acquisition Date, January 2, 2025

Asset Quality Data
(unaudited)

(In thousands)	At or for the Three Months Ended March 31, 2025	At or for the Year Ended December 31, 2024	At or for the Nine Months Ended September 30, 2024	At or for the Six Months Ended June 30, 2024	At or for the Three Months Ended March 31, 2024
Non-accrual loans:
Residential real estate	$4,322	$1,891	$2,497	$2,497	$2,473
Commercial real estate	271	559	130	79	205
Commercial	1,803	1,927	2,057	4,409	1,980
Consumer and home equity	855	452	666	810	1,000
Total non-accrual loans	7,251	4,829	5,350	7,795	5,658
Accruing loans past due 90 days	—	—	—	—	—
Total non-performing loans	7,251	4,829	5,350	7,795	5,658
Other real estate owned	72	—	—	—	—
Total non-performing assets	$7,323	$4,829	$5,350	$7,795	$5,658
Loans 30-89 days past due:
Residential real estate	$1,754	$558	$216	$400	$797
Commercial real estate	380	689	239	678	92
Commercial	767	393	578	539	537
Consumer and home equity	440	621	358	628	618
Total loans 30-89 days past due	$3,341	$2,261	$1,391	$2,245	$2,044
ACL on loans at the beginning of the period	$35,728	$36,935	$36,935	$36,935	$36,935
ACL established on acquired PCD loans	3,071	—	—	—	—
Provision (credit) for loan losses	8,873	53	(693)	(976)	(1,164)
Charge-offs:
Residential real estate	4	—	—	—	—
Commercial real estate	191	—	—	—	—
Commercial	896	1,784	1,157	763	309
Consumer and home equity	29	99	83	55	36
Total charge-offs	1,120	1,883	1,240	818	345
Total recoveries	(171)	(623)	(412)	(271)	(187)
Net charge-offs	949	1,260	828	547	158
ACL on loans at the end of the period	$46,723	$35,728	$35,414	$35,412	$35,613
Components of ACL:
ACL on loans	$46,723	$35,728	$35,414	$35,412	$35,613
ACL on off-balance sheet credit exposures(1)	3,362	2,806	2,743	2,787	2,325
ACL, end of period	$50,085	$38,534	$38,157	$38,199	$37,938
Ratios:
Non-performing loans to total loans	0.15%	0.12%	0.13%	0.19%	0.14%
Non-performing assets to total assets	0.11%	0.08%	0.09%	0.14%	0.10%
ACL on loans to total loans	0.96%	0.87%	0.86%	0.86%	0.86%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.08%	0.04%	0.03%	0.04%	0.02%
Year-to-date	0.08%	0.03%	0.03%	0.03%	0.02%
ACL on loans to non-performing loans	644.37%	553.07%	506.28%	367.31%	466.69%
Loans 30-89 days past due to total loans	0.07%	0.05%	0.03%	0.05%	0.05%
(1) Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures
(unaudited)

Adjusted Net Income; Adjusted Diluted Earnings per Share; Adjusted Return on Average Assets; and Adjusted Return on Average Equity:
	For the Three Months Ended
(In thousands, except number of shares, per share data and ratios)	March 31, 2025	December 31, 2024	March 31, 2024
Adjusted Net Income:
Net income, as presented	$7,326	$14,666	$13,272
Adjustments before taxes:
Provision for non-PCD acquired loans	6,294	—	—
Provision for acquired unfunded commitments	249	—	—
Merger and acquisition costs	7,525	432	—
Signature Bank bond recovery	—	—	(910)
Total adjustments before taxes	14,068	432	(910)
Tax impact of above adjustments(1)	(2,926)	(12)	191
Adjustment for deferred tax valuation adjustment(2)	(2,421)	—	—
Adjusted net income	$16,047	$15,086	$12,553

Adjusted Diluted Earnings per Share:
Diluted earnings per share, as presented	$0.43	$1.00	$0.91
Adjustments before taxes:
Provision for non-PCD acquired loans	0.37	—	—
Provision for acquired unfunded commitments	0.01	—	—
Merger and acquisition costs	0.45	0.03	—
Signature Bank bond recovery	—	—	(0.06)
Total adjustments before taxes	0.83	0.03	(0.06)
Tax impact of above adjustments(1)	(0.17)	—	0.01
Adjustment for deferred tax valuation adjustment(2)	(0.14)	—	—
Adjusted diluted earnings per share	$0.95	$1.03	$0.86

Adjusted Return on Average Assets:
Return on average assets, as presented	0.43%	1.01%	0.93%
Adjustments before taxes:
Provision for non-PCD acquired loans	0.37%	—%	—%
Provision for acquired unfunded commitments	0.01%	—%	—%
Merger and acquisition costs	0.44%	0.03%	—%
Signature Bank bond recovery	—%	—%	(0.06)%
Total adjustments before taxes	0.82%	0.03%	(0.06)%
Tax impact of above adjustments(1)	(0.17)%	—%	0.01%
Adjustment for deferred tax valuation adjustment(2)	(0.14)%	—%	—%
Adjusted return on average assets	0.94%	1.04%	0.88%

Adjusted Return on Average Equity:
Return on average equity, as presented	4.75%	10.99%	10.77%
Adjustments before taxes:
Provision for non-PCD acquired loans	4.08%	—%	—%
Provision for acquired unfunded commitments	0.16%	—%	—%
Merger and acquisition costs	4.88%	0.32%	—%
Signature Bank bond recovery	—%	—%	(0.74)%
Total adjustments before taxes	9.12%	0.32%	(0.74)%
Tax impact of above adjustments(1)	(1.90)%	(0.01)%	0.16%
Adjustment for deferred tax valuation adjustment(2)	(1.57)%	—%	—%
Adjusted return on average equity	10.40%	11.30%	10.19%
(1)    Assumed a 21% tax rate.
(2)     A one-time deferred tax valuation adjustment of $2.4 million resulted from a change in the apportionment of state income taxes due to the Northway merger.

Pre-Tax, Pre-Provision Income and Adjusted Pre-Tax, Pre-Provision Income
	For the Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net income, as presented	$7,326	$14,666	$13,272
Adjustment for provision (credit) for credit losses	9,429	809	(2,102)
Adjustment for income tax (benefit) expense	(1,152)	3,736	3,063
Pre-tax, pre-provision income	$15,603	$19,211	$14,233
Adjustment for merger and acquisition costs	7,525	432	—
Adjusted pre-tax, pre-provision income	$23,128	$19,643	$14,233

Efficiency Ratio:
	For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Non-interest expense, as presented	$44,451	$28,364	$27,362
Adjustment for merger and acquisition costs	(7,525)	(432)	—
Adjustment for amortization of core deposit intangible assets	$(1,473)	$(139)	$(139)
Adjusted non-interest expense	$35,453	$27,793	$27,223
Net interest income, as presented	$48,858	$35,409	$31,273
Adjustment for the effect of tax-exempt income(1)	326	162	150
Non-interest income, as presented	11,196	12,166	10,322
Adjusted net interest income plus non-interest income	$60,380	$47,737	$41,745
GAAP efficiency ratio	74.02%	59.62%	65.78%
Non-GAAP efficiency ratio	58.72%	58.22%	65.21%
(1) Assumed a 21% tax rate.

Return on Average Tangible Equity and Adjusted Return on Average Tangible Equity:
	For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Return on Average Tangible Equity:
Net income, as presented	$7,326	$14,666	$13,272
Adjustment for amortization of core deposit intangible assets	1,473	139	139
Tax impact of above adjustment(1)	(309)	(29)	(29)
Net income, adjusted for amortization of core deposit intangible assets	$8,490	$14,776	$13,382
Average equity, as presented	$625,789	$530,759	$495,513
Adjustment for average goodwill and core deposit intangible assets	(200,125)	(95,179)	(95,604)
Average tangible equity	$425,664	$435,580	$399,909
Return on average equity	4.75%	10.99%	10.77%
Return on average tangible equity	8.09%	13.50%	13.46%
Adjusted Return on Average Tangible Equity:
Adjusted net income (refer to the "Adjusted Net Income" non-GAAP reconciliation table)	$16,047	$15,086	$12,553
Adjustment for amortization of core deposit intangible assets	1,473	139	139
Tax impact of above adjustment(1)	(309)	(29)	(29)
Adjusted net income, adjusted for amortization of core deposit intangible assets	$17,211	$15,196	$12,663
Adjusted return on average tangible equity	16.40%	13.88%	12.74%
(1) Assumed a 21% tax rate.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
(In thousands, except number of shares, per share data and ratios)	March 31, 2025	December 31, 2024	March 31, 2024
Tangible Book Value Per Share:
Shareholders' equity, as presented	$640,054	$531,231	$501,577
Adjustment for goodwill and core deposit intangible assets	(200,770)	(95,112)	(95,529)
Tangible shareholders' equity	$439,284	$436,119	$406,048
Shares outstanding at period end	16,885,571	14,579,339	14,593,830
Book value per share	$37.91	$36.44	$34.37
Tangible book value per share	26.02	29.91	27.82
Tangible Common Equity Ratio:
Total assets	$6,964,785	$5,805,138	$5,794,785
Adjustment for goodwill and core deposit intangible assets	(200,770)	(95,112)	(95,529)
Tangible assets	$6,764,015	$5,710,026	$5,699,256
Common equity ratio	9.19%	9.15%	8.66%
Tangible common equity ratio	6.49%	7.64%	7.12%

Core Deposits:
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Total deposits	$5,597,478	$4,633,167	$4,551,524
Adjustment for certificates of deposit	(703,873)	(532,424)	(585,786)
Adjustment for brokered deposits	(217,681)	(179,994)	(153,942)
Core deposits	$4,675,924	$3,920,749	$3,811,796

Average Core Deposits:
	For the Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Total average deposits, as presented(1)	$5,330,745	$4,441,290	$4,370,688
Adjustment for average certificates of deposit	(706,851)	(537,922)	(582,806)
Average core deposits	$4,623,894	$3,903,368	$3,787,882
(1) Brokered deposits are excluded from total average deposits, as presented on the Average Balance, Interest and Yield/Rate analysis table.

Core Net Interest Margin (fully-taxable equivalent):
	For the Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net interest income, tax equivalent, as presented	3.04%	2.57%	2.30%
Net accretion income on loans from purchase accounting(1)	(0.30)%	—	—
Net accretion income on investments from purchase accounting(2)	(0.07)%	—	—
Net amortization on time deposits and borrowings from purchase accounting(3)	0.01%	—	—
Core net interest margin (fully-taxable equivalent)	2.68%	2.57%	2.30%
(1)    Impact from loan fair value mark accretion of $4.3 million.
(2)    Impact from investment fair value accretion of $831,000.
(3)    Impact from time deposits and borrowings amortization of $131,000.